Exhibit 2.1

AMENDMENT TO PURCHASE AGREEMENT

This Amendment to Purchase Agreement (this “Amendment”), dated as of May 16, 2025 is made by and among Hyatt Hotels Corporation, a Delaware corporation (“Parent”), HI Holdings Playa B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the Laws of the Netherlands and a wholly-owned Parent Subsidiary (“Buyer”), and Playa Hotels & Resorts N.V., a public limited liability company (naamloze vennootschap) organized under the Laws of The Netherlands (the “Company”).

RECITALS

WHEREAS, reference is made to that certain Purchase Agreement (the “Purchase Agreement”), dated February 9, 2025 (the “Execution Date”), by and among Buyer, Parent and the Company; and

WHEREAS, the parties hereto desire to amend the Purchase Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Defined Terms. Capitalized terms not otherwise defined in this Amendment have the meanings set forth in the Purchase Agreement.

Section 2. Amendment to the Purchase Agreement. Section A of Annex I to the Purchase Agreement shall be amended and restated in its entirety as follows:

“there shall have been validly tendered in accordance with the terms of the Offer, and not properly withdrawn, a number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee prior to the Expiration Time) that, together with the Shares then owned by Parent or its Affiliates, represents at least eighty percent (80%) of the Company’s issued and outstanding share capital (geplaatst en uitstaand kapitaal), excluding from both the numerator and denominator of such percentage determination any Company Restricted Shares and, for the avoidance of doubt, any Shares held by the Company in treasury, immediately prior to the Expiration Time (the “Minimum Condition”); provided, that if the Minimum Condition is then-unsatisfied, but all other Offer Conditions are then-satisfied or waived (other than any Offer Condition set forth in paragraph (F), (G) or (H) of this Annex I, which does not need to be then-satisfied or waived in order for this proviso to be triggered), and Buyer has extended the Offer on three (3) (or more) occasions in consecutive periods of ten (10) Business Days each in accordance with Section 2.01(e)(ii) of the Agreement, Buyer may in its sole discretion, by written notice to the Company, amend the reference to “eighty percent (80%)” in the foregoing definition of Minimum Condition to “seventy-five percent (75%)”, in which case the reference to “eighty percent (80%)” in the foregoing definition of Minimum Condition shall for all purposes be deemed to be a reference to “seventy-five percent (75%);”

Section 3. Purchase Agreement in Effect.  Except as specifically provided for in this Amendment, the Purchase Agreement shall remain unmodified and in full force and effect.

Section 4. Governing Law. This Amendment and all and any claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Amendment, or the negotiation, execution, performance, non-performance, interpretation, termination or construction hereof, shall be construed under, governed by, and enforced in accordance with the Laws of the State of Delaware (without regard to the conflicts of law provisions thereof that would require the applicable of the applicable Law of another jurisdiction, including Delaware Laws relating to applicable statutes of limitations and burdens of proof); provided, that, notwithstanding the foregoing, any matters concerning or implicating the Company Board’s fiduciary duties shall be governed by and construed in accordance with applicable fiduciary duty Laws of The Netherlands.

Section 5. Counterparts.  This Amendment may be executed by facsimile or PDF signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Amendment as of the date first set forth above.

HYATT HOTELS CORPORATION

By:	/s/ Margaret C. Egan
Name:	Margaret C. Egan
Title:	EVP, General Counsel and Secretary

[Signature Page to Amendment to Purchase Agreement]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment as of the date first set forth above.

HI HOLDINGS PLAYA B.V.

By:	/s/ Peter Sears
Name:	Peter Sears
Title:	Managing Director A

By:	/s/ Paulus Cornelis Gerhardus van Duuren
Name:	Paulus Cornelis Gerhardus van Duuren
Title:	Managing Director B

[Signature Page to Amendment to Purchase Agreement]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Amendment as of the date first set forth above.

PLAYA HOTELS & RESORTS N.V.

By:	/s/ Tracy M.J. Colden
Name:	Tracy M.J. Colden
Title:	Executive Vice President & General Counsel

[Signature Page to Amendment to Purchase Agreement]